CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 13, 2005, relating to the financial statements and financial statement schedule of Dillard’s, Inc., and to management's report on the effectiveness of internal control over financial reporting (which reports express an unqualified opinion and include an explanatory paragraph relating to the Company’s change in accounting for goodwill and intangible assets in 2002 to conform to Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Dillard’s, Inc. for the year ended January 29, 2005.

Deloitte & Touche LLP
New York, New York
June 21, 2005